EXHIBIT 99.1

Innotrac Corporation Announces 2010 First Quarter Results

ATLANTA, GA (May 17, 2010) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the first quarter ended March 31, 2010.  The Company reported revenues of $19.4 million for the quarter versus $28.8 million reported in the comparable period in 2009.  The decrease in revenue for the quarter ended March 31, 2010 was primarily due to the loss of two large fulfillment service contracts, combined with lower volumes from our existing customers due to general economic conditions.

The Company reported a net loss of $973,000, or $0.08 per share, fully diluted, for the three months ended March 31, 2010, versus net income of $1.9 million or $0.15 per share in the comparable period of 2009.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and a call center in six cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2009 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2010	2009
Service revenue	$16,028	$24,656
Freight revenue	3,325	4,119
Total revenue	19,353	28,775

Cost of service revenues	7,346	10,660
Cost of freight revenues	3,291	4,058
Selling, general and
administrative expenses	8,802	10,810
Depreciation and amortization	848	1,208
Total operating expenses	20,287	26,736
Operating (loss) income	(934)	2,039

Interest expense	39	106
Total other expense	39	106
(Loss) income before income taxes	(973)	1,933
Income tax (benefit)	-	-
Net (loss) income	$(973)	$1,933

(Loss) earnings per share:
Basic	$(0.08)	$0.15
Diluted	$(0.08)	$0.15

Weighted average shares
outstanding:
Basic	12,607	12,601
Diluted	12,607	12,601

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	March 31, 2010	December 31, 2009
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$1,784	$1,118
Accounts receivable (net of allowance for doubtful accounts of $118 at March 31, 2010 and $172 at December 31, 2009)	12,824	14,521
Inventory	3,973	3,093
Prepaid expenses and other	936	1,693
Total current assets	19,517	20,425

Property and equipment, net	13,148	13,717
Other assets, net	1,084	1,061
Total assets	$33,749	$35,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,767	$5,309
Line of credit	-	-
Accrued expenses and other	4,495	4,524
Total current liabilities	9,262	9,833

Noncurrent Liabilities:
Other non-current liabilities	1,567	1,491
Total noncurrent liabilities	1,567	1,491

Total shareholders' equity	22,920	23,879
Total liabilities and shareholders' equity	$33,749	$35,203

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	(Unaudited)
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(973)	$1,933
Adjustments to net (loss) income:
Depreciation and amortization	848	1,208
Provision for bad debts	(48)	(41)
Loss on disposal of fixed assets	1	-
Stock compensation expense-stock options	(5)	11
Stock compensation expense-restricted stock	19	19
Decrease in other long-term assets	12	-
Increase in other long-term liabilities	108	5
Changes in working capital:
Accounts receivable, gross	1,745	4,563
Inventory	(880)	640
Prepaid assets and other	757	(160)
Accounts payable, accrued expenses and other	(566)	(2,830)
Net cash provided by operating activities	1,018	5,348

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(285)	(268)
Net change in noncurrent assets and liabilities	(8)	(8)
Cash used in investing activities	(293)	(276)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	-	(4,912)
Capital lease funding	(59)	-
Loan fees paid	-	(115)
Cash used in financing activities	(59)	(5,027)

Net increase in cash	666	45
Cash, beginning of period	1,118	1,056
Cash, end of period	$1,784	$1,101